Exhibit 99

General Cable Reports Third Quarter Results

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--November 3, 2010--General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, reported today results for the third quarter ended October 1, 2010. Diluted earnings per share for the third quarter of 2010 were $0.34. Included in these results was $0.09 per share of non-cash convertible debt interest expense and $0.11 per share of mark to market losses on derivative instruments. Before the impact of these items, adjusted non-GAAP earnings per share for the third quarter of 2010 would have been $0.54.

Highlights

  Reported revenues and adjusted earnings per share of $1.2 billion and $0.54, respectively, both at the upper-end of the range of management’s expectations
  Volume as measured in metal pounds sold in the third quarter of 2010 increased 7.3% sequentially and 6.7% year over year due to improved demand across many of the Company’s businesses; first year over year quarterly improvement in volume in nearly two years
  Completed the acquisition of BICC Egypt further expanding the Company’s geographic footprint and opportunities in emerging markets
  Established the foundation for an expanding presence in the countries of the Gulf Cooperation Council with the formation of an Oman based joint venture
  Awarded a significant offshore wind high-voltage project in the Baltic Sea valued at 195 million euros or $270 million at current exchange rates
  Expanded the Company’s Board with the appointment of two new independent directors
  Sequentially stronger fourth quarter volume as measured in metal pounds sold expected in the range of 5% to 8%; expected revenues of $1.3 to $1.35 billion and adjusted earnings per share of $0.40 to $0.50

Third Quarter Results

Net sales for the third quarter of 2010 were $1,200.5 million, an increase of $13.7 million, or 1.2%, compared to the third quarter of 2009 on a metal-adjusted basis. Before the impact of unfavorable foreign currency exchange rate changes of $47.3 million, net sales for the third quarter increased 5.1% compared to the third quarter of 2009. Volume based on metal pounds sold increased 6.7% in the third quarter of 2010 compared to 2009, and was up 7.3% compared to the second quarter of 2010.

Operating income in the third quarter of 2010 decreased $17.7 million to $42.1 million compared to $59.8 million in the second quarter of 2010. The sequentially lower operating income was principally due to the impact of a planned seasonal reduction of inventory and the traditional summer holiday period in Europe. While the third quarter of 2010 was marked by improved volume as measured in metal pounds sold relative to the second quarter of 2010 and the third quarter of 2009, value added pricing remained weak as the Company continued to experience historically low levels of demand in many of its end markets and low capacity utilization rates which in certain markets was exacerbated by volatile copper prices and a $0.78 per pound increase within the quarter.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “Volume as measured by metal pounds sold exceeded our expectations in the third quarter of 2010 primarily due to demand in the emerging markets led by stronger spending on low-voltage distribution cable for programs such as “Lights for All” in Brazil, reconstruction efforts in Chile and somewhat improved domestic and South East Asian markets served by our facility in Thailand. Also, in North America, demand for overhead aluminum transmission products was better than expected in the third quarter of 2010 as a number of projects were released. We are encouraged by the stronger demand in these businesses in the third quarter of 2010. However, we remain cautious as economic data continues to be mixed, demand remains near historically low levels in many of our end-markets, value added pricing continues to be challenged and the sustainability of certain demand patterns beyond year end remain uncertain, particularly in developed markets.”

In ROW, volume as measured in metal pounds sold increased 10.2% in the third quarter of 2010 compared to the third quarter of 2009 and was up 16.8% sequentially as compared to the second quarter of 2010. Better than expected demand in the Company’s ROW segment was primarily attributable to Brazil, Thailand and Chile. In Brazil, the ongoing investment in the country’s infrastructure bolstered sales of low- and medium-voltage distribution cables during the third quarter of 2010. While political conditions in Thailand remain uncertain, better domestic market conditions and stronger regional exports emerged during the third quarter following the political violence experienced throughout much of the second quarter of 2010. In Chile, demand was better than expected as the reconstruction effort following the earthquake earlier this year has gained some momentum during the third quarter of 2010.

In North America, volume as measured in metal pounds sold increased 11.6% in the third quarter of 2010 compared to the third quarter of 2009 and was up 8.5% sequentially when compared to the second quarter of 2010. The Company’s early cycle products, specifically cables for maintenance, repair and overhaul (MRO), original equipment manufacturers (OEM) and networking applications experienced a third quarter volume improvement of 11.7% compared to the prior year as measured by metal pounds sold. Sequentially, volumes in these businesses were up 1.4% in the third quarter compared to the second quarter of 2010. Demand for the Company’s electric utility products was better than expected due to the release of a number of projects for the transmission grid and terrestrial wind farms as well as a slight uptick in demand from very low levels for medium-voltage distribution cables.

In Europe, volume as measured in metal pounds sold decreased 3.2% in the third quarter of 2010 compared to the third quarter of 2009 and was down 5.6% sequentially in the third quarter of 2010 compared to the second quarter of 2010. Despite the summer holiday schedule, volume as measured in metal pounds in the third quarter of 2010 was better than expected primarily due to demand for the Company’s medium- and high-voltage products in France, medium-voltage submarine products in Germany and, to a lesser extent, stabilizing domestic conditions in Spain.

Other income was $7.7 million in the third quarter of 2010 which primarily consists of $17.1 million of foreign currency gains and $8.5 million of mark to market losses on derivative instruments. Foreign currency gains in the third quarter of 2010 primarily reflect $12.0 million related to the purchase of copper at the official exchange rate for essential goods in Venezuela. The mark to market losses on derivative instruments is related to the delay of a portion of the large Brazilian transmission projects where the associated hedge contracts to purchase the aluminum were dedesignated for accounting purposes. The Company expects this loss to be fully recovered by the time the project is completed which is now expected to be in 2011 and 2012.

Liquidity

Net debt was $609.7 million at the end of the third quarter of 2010, a decrease of $25.5 million from the end of the second quarter of 2010. The decrease in net debt is principally the result of normal seasonal trends and, to a lesser extent, the impact on the net cash position in Europe due to the appreciation of the Euro relative to the US Dollar. The Company continues to maintain adequate liquidity to fund operations, which could include increased working capital requirements as a result of higher raw material cost inputs, internal growth, and continuing product and geographic expansion opportunities.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on November 24, 2010 to preferred stockholders of record as of the close of business on October 31, 2010. The Company expects the quarterly dividend payment to be less than $0.1 million.

Fourth Quarter 2010 Outlook

For the fourth quarter, the Company expects to report earnings before the impact of non-cash convertible interest expense in the range of $0.40 to $0.50 per share. Revenues are expected to be approximately $1.3 to $1.35 billion. The Company expects sequentially higher volumes in the range of 5% to 8% as compared to the third quarter due to higher demand across many of the Company’s businesses in the emerging markets and electric utility products in North America for transmission grid projects. “While our markets continue to stabilize and in some cases improve, the excess capacity in the wire and cable industry and low capacity utilization rates continued to challenge value-added pricing despite higher volume in the third quarter of 2010. With that said, we anticipate better performance in the fourth quarter on sequentially higher volumes as market conditions in North America improve, the benefits of cost reduction efforts in Europe are realized and infrastructure spending in many emerging markets strengthens,” Kenny concluded. Our fourth quarter outlook assumes current metal prices. A reconciliation of expected GAAP earnings per share is as follows:

	Q4 2010 Outlook	Q4 2009 Actual
GAAP earnings per share	$0.31 - $0.41	$0.19
Non-cash convertible interest expense	0.09	0.14
Change in Mexican tax law	-	0.12
Loss on extinguishment of debt	-	0.10
Adjusted Non-GAAP earnings per share	$0.40 - $0.50	$0.55

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we discuss in this earnings release earnings per share for the third quarter of 2010 and 2009 as adjusted for the impact of non-cash convertible debt interest expense and mark to market losses on derivative instruments. This Company-defined adjusted measure is being provided because management believes it is useful in analyzing the operating performance of the business. This measure may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States. A reconciliation of earnings per share as reported to adjusted non-GAAP earnings per share follows:

	Third Quarter EPS
	2010	2009
EPS as Reported	$0.34	$0.83
Adjustments to reconcile EPS:
Non-cash convertible interest expense	0.09	0.15
Mark to market losses on derivative instruments	0.11	-
Adjusted Non-GAAP EPS	$0.54	$0.98

General Cable will discuss third quarter results on a conference call that will be broadcast live at 8:30 a.m. ET, November 4, 2010. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com.

Effective January 1, 2010, the Company changed its method of valuing all of its inventories that used the LIFO method to the average cost method. The Company applied this change in accounting principle retrospectively to all prior periods presented herein.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including, without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Such forward-looking statements generally can be identified by use of forward-looking terminology such as “could,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include, but are not limited to, the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries including the impact of significant fluctuations in the value of the U.S. dollar against foreign currencies and currency devaluations; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; compliance with foreign and U.S. laws applicable to our international operations; potential adverse impact from environmental liabilities; risks from liabilities assumed in acquisitions; substantial indebtedness could adversely affect our business and financial condition; potential cross-defaults on our financing arrangements if we fail to comply with covenants and other provisions of financing arrangements; impact of a downgrade in our financial strength; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its pension accounting practices; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010 as well as periodic reports filed with the Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	October 1,	October 2,	October 1,	October 2,
	2010	2009	2010	2009
Net sales	$1,200.5	$1,081.8	$3,507.1	$3,256.2
Cost of sales	1,075.2	916.1	3,099.5	2,874.7
Gross profit	125.3	165.7	407.6	381.5
Selling, general and administrative expenses	83.2	81.3	248.4	258.0
Operating income	42.1	84.4	159.2	123.5
Other income (expense)	7.7	0.9	(31.8)	11.0
Interest income (expense):
Interest expense	(19.4)	(21.4)	(57.2)	(66.0)
Interest income	1.5	0.9	3.7	2.7
	(17.9)	(20.5)	(53.5)	(63.3)
Income before income taxes	31.9	64.8	73.9	71.2
Income tax provision	(10.5)	(18.3)	(32.9)	(16.5)
Equity in earnings of affiliated companies	0.4	0.1	1.0	0.4
Net income including noncontrolling interests	21.8	46.6	42.0	55.1
Less: preferred stock dividends	0.1	0.1	0.3	0.3
Less: net income attributable to noncontrolling interest	3.6	2.9	7.6	7.1
Net income applicable to common shareholders	$18.1	$43.6	$34.1	$47.7

Earnings per share
Earnings per common share - basic	$0.35	$0.84	$0.65	$0.92
Weighted average common shares - basic	52.1	52.0	52.1	51.9
Earnings per common share-
assuming dilution	$0.34	$0.83	$0.65	$0.91
Weighted average common shares-
assuming dilution	53.1	52.9	53.1	52.8

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	October 1,	October 2,	October 1,	October 2,
	2010	2009	2010	2009
Revenues (as reported)
North America	$463.8	$364.2	$1,318.4	$1,127.8
Europe and Mediterranean	328.1	361.5	1,052.9	1,133.6
Rest of World	408.6	356.1	1,135.8	994.8
Total	$1,200.5	$1,081.8	$3,507.1	$3,256.2

Revenues (metal adjusted)
North America	$463.8	$397.3	$1,318.4	$1,321.0
Europe and Mediterranean	328.1	390.6	1,052.9	1,309.3
Rest of World	408.6	398.9	1,135.8	1,236.1
Total	$1,200.5	$1,186.8	$3,507.1	$3,866.4

Metal Pounds Sold
North America	80.1	71.7	218.7	235.2
Europe and Mediterranean	64.9	67.0	202.5	221.4
Rest of World	97.1	88.2	253.8	265.1
Total	242.1	226.9	675.0	721.7

Operating Income
North America	$14.0	$17.6	$73.0	$13.8
Europe and Mediterranean	9.0	25.6	18.5	41.8
Rest of World	19.1	41.2	67.7	67.9
Total	$42.1	$84.4	$159.2	$123.5

Return on Metal Adjusted Sales
North America	3.0%	4.4%	5.5%	1.0%
Europe and Mediterranean	2.7%	6.6%	1.8%	3.2%
Rest of World	4.7%	10.3%	6.0%	5.5%
Total Company	3.5%	7.1%	4.5%	3.2%

Capital Expenditures
North America	$6.2	$5.3	$13.4	$21.3
Europe and Mediterranean	7.1	9.1	19.7	63.7
Rest of World	19.4	8.8	49.4	25.3
Total	$32.7	$23.2	$82.5	$110.3

Depreciation & Amortization
North America	$8.7	$8.8	$26.2	$26.2
Europe and Mediterranean	8.8	9.4	26.8	25.3
Rest of World	9.1	8.5	25.0	26.2
Total	$26.6	$26.7	$78.0	$77.7

Revenues by Major Product Lines
Electric Utility	$369.3	$394.0	$1,070.2	$1,144.4
Electrical Infrastructure	337.2	261.5	987.4	843.1
Construction	284.4	249.7	826.4	733.2
Communications	146.6	125.0	452.8	422.8
Rod Mill Products	63.0	51.6	170.3	112.7
Total	$1,200.5	$1,081.8	$3,507.1	$3,256.2

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	October 1, 2010	December 31, 2009
Current Assets:	(unaudited)
Cash and cash equivalents	$391.0	$499.4
Receivables, net of allowances of $19.1 million at October 1, 2010 and $21.9 million at December 31, 2009	1,045.7	903.6
Inventories	1,162.3	1,002.4
Deferred income taxes	50.7	52.6
Prepaid expenses and other	100.7	94.7
Total current assets	2,750.4	2,552.7

Property, plant and equipment, net	1,037.3	1,015.3
Deferred income taxes	21.1	24.1
Goodwill	171.9	157.4
Intangible assets, net	201.8	197.6
Unconsolidated affiliated companies	10.2	10.2
Other non-current assets	72.9	56.8
Total assets	$4,265.6	$4,014.1

Liabilities and Total Equity
Current Liabilities:
Accounts payable	$860.3	$762.5
Accrued liabilities	372.5	361.9
Current portion of long-term debt	118.4	53.0
Total current liabilities	1,351.2	1,177.4

Long-term debt	882.3	869.3
Deferred income taxes	194.9	209.5
Other liabilities	241.7	248.1
Total liabilities	2,670.1	2,504.3

Commitments and Contingencies

Total Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
October 1, 2010 - 76,202 outstanding shares
December 31, 2009 - 76,202 outstanding shares	3.8	3.8
Common stock, $0.01 par value, issued and outstanding shares:
October 1, 2010 - 52,111,802 (net of 6,207,121 treasury shares)
December 31, 2009 - 52,008,052 (net of 6,187,527 treasury shares)	0.6	0.6
Additional paid-in capital	648.7	637.1
Treasury stock	(73.3)	(72.9)
Retained earnings	840.3	806.1
Accumulated other comprehensive income (loss)	45.5	(8.9)
Total Company shareholders' equity	1,465.6	1,365.8
Noncontrolling interest	129.9	144.0
Total equity	1,595.5	1,509.8
Total liabilities and equity	$4,265.6	$4,014.1

CONTACT:
General Cable Corporation
Len Texter, Manager, Investor Relations, 859-572-8684